Exhibit 99.1
ZAYO GROUP TO ACQUIRE 360NETWORKS
Acquisition nearly doubles the reach of Zayo’s fiber network
LOUISVILLE, CO and Seattle, WA — October 7, 2011 — Zayo Group executed a definitive agreement to acquire Seattle-based 360networks holdings (USA) inc. (“360networks”), a leading provider of fiber network and telecom services. The acquisition combines highly complementary assets — Zayo’s deep metropolitan fiber networks across 60 US metropolitan markets and 360networks’ unique intercity fiber network spanning the central and western United States. 360networks will be the largest of the 17 acquisitions made by Zayo since its inception in 2007.
“The combination with 360networks marks a new chapter for Zayo, one in which we emerge as a national provider of Bandwidth Infrastructure services,” said Dan Caruso, President and CEO of Zayo Group. “The near doubling of the network allows us to provide a greater range of solutions, both in terms of markets served and ability to interconnect services across the markets.”
360networks operates over 18,000 route miles of intercity and metro fiber network across 22 states and British Columbia. 360networks’ intercity network interconnects over 70 markets across the central and western United States, including 24 Zayo fiber markets and a number of new markets such as Albuquerque, Bismarck, Des Moines, San Diego, San Francisco and Tucson. In addition to its intercity network, 360networks operates over 800 route miles of metropolitan fiber networks across 25 markets, including Seattle, Denver, Colorado Springs, Omaha, Sacramento, and Salt Lake City. The resulting combined fiber network will total over 42,000 route miles and nearly two million fiber miles.
360networks’ primary product and customer set mirrors Zayo’s focus on providing Bandwidth Infrastructure services (including lit and dark fiber solutions) to large bandwidth consumers including wireless and wireline carriers, cable providers, large enterprise and public sector customers. 360networks is also a leading provider of wholesale voice-over-IP (“VOIP”) services. Zayo Group, LLC previously spun-off its voice operations into a separate entity, Onvoy Voice Services (“OVS”), in order to maintain focus on its Bandwidth Infrastructure business. Zayo plans to spin-off the 360networks VOIP operations to OVS, increasing its coverage and scale as a national voice services provider.
“The employees of 360networks are doing a fantastic job in growing their business,” Caruso added. “They will be an integral part of the combined company.”
“We view this combination as creating a great opportunity for customers, employees and shareholders,” said Chris Mueller, 360networks’ Vice Chairman. “The assets and talent of these two companies will create a unique capability to meet the growing needs of bandwidth intensive customers.”
The transaction, subject to customary approvals, is expected to close by early 2012. The financial terms have not been disclosed.
About Zayo
Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is a national provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro and fiber-to-the-tower networks. Zayo’s network assets include over 24,000 route miles, connecting 153 markets across 31 states plus Washington D.C. Additionally, Zayo has approximately 4,400 buildings and 2,000 cell towers on-net, and over 170,000 square feet of colocation space. Zayo was recently named one of the Denver-areas Fastest Growing Private Companies by the Denver Business Journal.

About 360networks
360networks is a full service wholesale provider of Private Line Transport, Ethernet, IP, and VoIP services, on its fiber optic backbone. Its facilities-based network provides deep coverage, spanning approximately 18,500 miles to over 70 tier 1 to 4 U.S. markets (in Arizona, California, Colorado, Idaho, Illinois, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oregon, South Dakota, Texas, Utah, Washington, and Wyoming) and British Columbia. 360networks helps the nation’s voice, data and web-based application and service providers to quickly pursue next generation strategies, migrate from legacy networks, grow into new markets and services, and increase network diversity. www.360networks.com.
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Media Contacts
Scott Reardon
877.437.5046
IR@zayo.com
Scott R. Fincher
303.854.5016
scott.fincher@360networks.com